Exhibit 5.2

CONSENT OF LEGAL COUNSEL

Re: Registration Statement on Form F-10 of VersaBank.

We refer to Amendment No. 1 to the registration statement on Form F-10 dated September 21, 2021 (the “Registration Statement”) of VersaBank to which this consent is exhibited. We hereby consent to the references to this firm on the face page of the Registration Statement and under the headings “Legal Matters” and “Documents Filed as Part of the Registration Statement” and to the reference to and use of our opinion under the heading “Eligibility for Investment”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

/s/ Stikeman Elliott LLP

STIKEMAN ELLIOTT LLP

Toronto, Ontario, Canada

September 21, 2021